As filed with the Securities and Exchange Commission on April 28, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MSCI INC.

(Exact name of registrant as specified in its charter)

Delaware	13-4038723
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7 World Trade Center

250 Greenwich Street, 49th Floor

New York, NY 10007

(212) 804-3900

(Address of Principal Executive Offices, Including Zip Code)

MSCI Inc. 2016 Omnibus Incentive Plan

MSCI Inc. 2016 Non-Employee Directors Compensation Plan

(Full title of the plan)

Frederick W. Bogdan

General Counsel

7 World Trade Center

250 Greenwich Street, 49th Floor

New York, NY 10007

(212) 804-3990

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Jean McLoughlin

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.01 per share
- MSCI Inc. 2016 Omnibus Incentive Plan	7,565,483	$75.16	$568,621,702.28	$57,260.21
- MSCI Inc. 2016 Non-Employee Directors Compensation Plan	352,460	$75.16	$26,490,893.60	$2,667.64
Total	7,917,943		$595,112,595.88	$59,927.85

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers shares of common stock, $0.01 par value per share (“Common Stock”), of MSCI Inc. (the “Company” or “Registrant”) (i) authorized for issuance under the MSCI Inc. 2016 Omnibus Incentive Plan (the “Omnibus Plan”) and the MSCI Inc. 2016 Non-Employee Directors Compensation Plan (the “Directors Plan” and, together with the Omnibus Plan, the “Plans”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that may become issuable under the Plans by reason of any stock dividend, stock split or other similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The Proposed Maximum Offering Price per Share represents the average of the high and low prices of a share of Common Stock of the Registrant on the New York Stock Exchange on April 25, 2016.
(3)	Rounded up to the nearest penny.

PART I

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (File No. 001-33812);

(b) All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K referred to in clause (a) above; and

(c) The description of the Registrant’s capital stock which is contained in the Registrant’s Registration Statement on Form S-3ASR (Registration No. 333-206232), filed August 7, 2015, including any amendments or supplements thereto.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The following is only a general summary of certain aspects of Delaware law and the Company’s amended and restated certificate of incorporation and amended and restated bylaws, referred to as the MSCI charter and MSCI bylaws, respectively, related to indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), Articles 8 and 9 of the MSCI charter and Section 6.07 of the MSCI bylaws.

Section 145 of the DGCL generally provides that all directors and officers (as well as other employees and individuals) may be indemnified by the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, or a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The MSCI charter and MSCI bylaws provide that MSCI will indemnify to the fullest extent permitted by the DGCL, and any other laws in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer of MSCI or a director or officer of a subsidiary of MSCI; provided that MSCI will indemnify such person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors or is a proceeding to enforce such person’s claim to indemnification pursuant to the rights granted in the MSCI charter and MSCI bylaws.

Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person entitled to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified. The MSCI bylaws provide that MSCI will advance expenses incurred by any person who may seek indemnification under the MSCI bylaws in defending any threatened or pending action, suit or proceeding in advance of its final disposition upon receipt of an undertaking to repay such amounts (unless the MSCI board of directors waives the requirement to the extent permitted by applicable law) if it is ultimately determined that the indemnified person is not entitled to indemnification.

The MSCI charter and the MSCI bylaws provide that no amendment or repeal of the provisions of the MSCI charter and the MSCI bylaws relating to indemnification and the advancement of expenses, nor to the fullest extent permitted by applicable law, any modification of law, will adversely affect any right or protection existing at, or with respect to any events that occurred prior to, such amendment, repeal or modification.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The MSCI charter provides that, to the fullest extent permitted by Delaware law, no director will be liable to MSCI or its stockholders for monetary damages for breach of fiduciary duty as a director. The MSCI charter additionally provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of directors of MSCI will be eliminated or limited to the fullest extent permitted by the DGCL, as amended.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase or maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agents of any other enterprise, against any liability asserted against, and incurred by, such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

MSCI maintains standard policies of insurance that insure directors and officers of MSCI against liability asserted against such persons, whether or not such directors or officers have the right to indemnification pursuant to the MSCI charter, the MSCI bylaws or otherwise.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number

4.1	Third Amended and Restated Certificate of Incorporation of MSCI Inc. (incorporated herein by reference to Exhibit 3.1 to MSCI Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012) (File No. 001-33812)

4.2	Amended and Restated By-laws of MSCI Inc. (incorporated herein by reference to Exhibit 3.2 to MSCI Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012) (File No. 001-33812)

5	Opinion of Davis Polk & Wardwell LLP (filed herewith)

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith)

23.2	Consent of Deloitte & Touche LLP (filed herewith)

23.3	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5)

24	Powers of Attorney (included in signature pages hereof)

99.1	MSCI Inc. 2016 Omnibus Incentive Plan (filed herewith)

99.2	MSCI Inc. 2016 Non-Employee Directors Compensation Plan (filed herewith)

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii) To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 28th day of April, 2016.

MSCI INC.

By:	/s/ Henry A. Fernandez
	Name:	Henry A. Fernandez
	Title:	Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Frederick W. Bogdan and Cecilia E. Aza, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable MSCI Inc. to comply with the Securities Act of 1933, as amended, and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of one or more registration statements on Form S-8 under the Securities Act of 1933, as amended, including, specifically, but without limitation, power and authority to sign the name of the undersigned to any such registration statement, and any amendments to any such registration statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Henry A. Fernandez	Chairman, Chief Executive Officer and President (principal executive officer)	April 28, 2016
Henry A. Fernandez

/s/ Robert G. Ashe	Director	April 28, 2016
Robert G. Ashe

/s/ Benjamin F. duPont	Director	April 28, 2016
Benjamin F. duPont

/s/ Wayne Edmunds	Director	April 28, 2016
Wayne Edmunds

/s/ D. Robert Hale	Director	April 28, 2016
D. Robert Hale

/s/ Alice W. Handy	Director	April 28, 2016
Alice W. Handy

/s/ Catherine R. Kinney	Director	April 28, 2016
Catherine R. Kinney

/s/ Wendy E. Lane	Director	April 28, 2016
Wendy E. Lane

/s/ Linda H. Riefler	Director	April 28, 2016
Linda H. Riefler

/s/ George W. Siguler	Director	April 28, 2016
George W. Siguler

/s/ Patrick Tierney	Director	April 28, 2016
Patrick Tierney

/s/ Rodolphe M. Vallee	Director	April 28, 2016
Rodolphe M. Vallee

/s/ Robert Qutub	Chief Financial Officer (principal financial officer)	April 28, 2016
Robert Qutub

/s/ Richard J. Napolitano	Principal Accounting Officer and Global Controller (principal accounting officer)	April 28, 2016
Richard J. Napolitano

EXHIBIT INDEX

Exhibit Number

4.1	Third Amended and Restated Certificate of Incorporation of MSCI Inc. (incorporated herein by reference to Exhibit 3.1 to MSCI Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012) (File No. 001-33812)

4.2	Amended and Restated By-laws of MSCI Inc. (incorporated herein by reference to Exhibit 3.2 to MSCI Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012) (File No. 001-33812)

5	Opinion of Davis Polk & Wardwell LLP (filed herewith)

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith)

23.2	Consent of Deloitte & Touche LLP (filed herewith)

23.3	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5)

24	Powers of Attorney (included in signature pages hereof)

99.1	MSCI Inc. 2016 Omnibus Incentive Plan (filed herewith)

99.2	MSCI Inc. 2016 Non-Employee Directors Compensation Plan (filed herewith)